                        NONPARTICIPATING FLEXIBLE PREMIUM
                         VARIABLE LIFE INSURANCE POLICY

DEATH PROCEEDS PAYABLE AT THE INSURED'S DEATH PRIOR TO THE MATURITY DATE. FLEXIBLE PREMIUMS PAYABLE FOR THE INSURED'S LIFE OR UNTIL THE MATURITY DATE.

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

THE ACCUMULATED VALUE IN THE VARIABLE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE VARIABLE FEATURES OF THIS POLICY ARE DESCRIBED IN SECTION 6.

Farm Bureau Life Insurance Company will pay the benefits of this policy subject to all of its terms.

RIGHT TO EXAMINE POLICY

THE OWNER MAY CANCEL THIS POLICY BY DELIVERING OR MAILING A WRITTEN NOTICE OR SENDING A TELEGRAM OR FAX TO THE AGENT THROUGH WHOM IT WAS PURCHASED OR THE FARM BUREAU LIFE INSURANCE COMPANY, 5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997, FAX [515-226-6578], AND BY RETURNING THE POLICY OR CONTRACT BEFORE MIDNIGHT OF THE 30TH DAY AFTER THE DATE THE OWNER RECEIVES THE POLICY. NOTICE GIVEN BY MAIL AND RETURN OF THE POLICY OR CONTRACT BY MAIL ARE EFFECTIVE ON BEING POSTMARKED, PROPERLY ADDRESSED AND POSTAGE PREPAID. FARM BUREAU LIFE WILL REFUND WITHIN SEVEN DAYS AFTER IT RECEIVES NOTICE OF CANCELLATION AND THE RETURNED POLICY AN AMOUNT EQUAL TO THE GREATER OF THE PREMIUMS PAID OR THE SUM
OF:

a. THE ACCUMULATED VALUE OF THE POLICY ON THE DATE THE POLICY IS RECEIVED AT OUR HOME OFFICE;
b.       ANY PREMIUM EXPENSE CHARGES WHICH WERE DEDUCTED FROM PREMIUMS;
c.       MONTHLY DEDUCTIONS MADE ON THE POLICY DATE AND ANY MONTHLY DEDUCTION
         DAY; AND
d.       AMOUNTS EQUAL TO DAILY CHARGES AGAINST THE VARIABLE ACCOUNT.

Signed for and on behalf of Farm Bureau Life Insurance Company at its Home Office at 5400 University Avenue, West Des Moines, Iowa 50266-5997, effective as of the date of issue of this policy.

/s/ Craig A. Lang                           /s/ Jerry C. Downin
    President                                   Secretary

FARM BUREAU LIFE INSURANCE COMPANY
5400 UNIVERSITY AVENUE
WEST DES MOINES, IOWA 50266-5997

                                       [LOGO OF FARM BUREAU FINANCIAL SERVICES]

This policy is a legal contract between the owner and Farm Bureau Life Insurance Company.

READ YOUR POLICY CAREFULLY

INDEX OF MAJOR POLICY PROVISIONS

POLICY DATA                                               3
SECTION 1 - DEFINITIONS                                   8
1.1  You or Your
1.2  Accumulated Value
1.3  Age
1.4  Attained Age
1.5  Business Day
1.6  Corridor Death Benefit
1.7  Current Specified Amount
1.8  Declared Interest Option
1.9  Eligibility for Waiver of Surrender Charge
1.10 Fund
1.11 General Account
1.12 Home Office
1.13 Monthly Deduction Day
1.14 Net Accumulated Value
1.15 Net Premium
1.16 Net Surrender Value
1.17 Partial Withdrawal Fee
1.18 Policy Anniversary
1.19 Policy Date
1.20 Policy Year
1.21 Premium Expense Charge
1.22 Qualified Nursing Care Center
1.23 Qualified Physician
1.24 SEC
1.25 Surrender Charge
1.26 Surrender Value
1.27 Threshold Premium
1.28 Total Disability
1.29 Valuation Period
1.30 Variable Account
1.31 We, Our, Us or the Company
SECTION 2 - THE CONTRACT                                  11
2.1  Death Proceeds
2.2  Death Benefit Options
2.3  Contract
2.4  Modification
2.5  Incontestable Clause
2.6  Misstatement of Age or Sex
2.7  Suicide
2.8  Return of Policy and Policy Settlement
2.9  Maturity Proceeds
2.10 Termination
2.11 Nonparticipation
SECTION 3 - OWNERSHIP AND BENEFICIARIES                   13
3.1  Ownership
3.2  Beneficiary
3.3  Change of Owner or Beneficiary
3.4  Assignment
SECTION 4 - PREMIUMS AND REINSTATEMENT                    14
4.1  Premium Payment
4.2  Payment Frequency
4.3  Grace Period
4.4  Reinstatement
4.5  Unscheduled Premiums
4.6  Premium Limitations
4.7  Premium Application
4.8  Allocation of Premium
SECTION 5 - POLICY CHANGE                                 15
5.1  Change of Specified Amount
5.2  Specified Amount Decrease
5.3  Specified Amount Increase
5.4  Change of Death Benefit Option
5.5  Life Insurance Qualification
SECTION 6 - VARIABLE ACCOUNT                              17
6.1  Variable Account
6.2  Subaccounts
6.3  Fund Investment Options
6.4  Transfers
6.5  Special Transfer Privilege
SECTION 7 - ACCUMULATED VALUE BENEFITS                    19
7.1  Variable Accumulated Value
7.2  Subaccount Units
7.3  Unit Value
7.4  Declared Interest Option Accumulated Value
7.5  Declared Interest Option Interest
7.6  Monthly Deduction
7.7  Cost of Insurance
7.8  Cost of Insurance Rate
7.9  Basis of Values
7.10 Surrender
7.11 Surrender Charge
7.12 Waiver of Surrender Charge
7.13 Partial Withdrawal
7.14 Delay of Payment
7.15 Continuance of Insurance
7.16 Annual Report
SECTION 8 - POLICY LOANS                                  25
8.1  Cash Loan
8.2  Loan Value
8.3  Loan Interest
8.4  Loan Allocation
8.5  Loan Repayment
SECTION 9 - PAYMENT OPTIONS                               26
9.1  Choosing an Option
9.2  Payment Option Choices
9.3  Interest and Mortality
9.4  Payment Option Agreement; Effective Date
9.5  Death of Payee
9.6  Withdrawal of Proceeds
9.7  Claims of Creditors
PAYMENT OPTION TABLES                                     29

Any additional benefits and endorsements which apply to this policy are listed on the Policy Data page and are described in the forms which follow the last page of this policy.

                                   POLICY DATA

Insured                                    [John Doe]

Insuring Age                               [35]

Sex                                        [Male]

Policy Number                              [23456789]

Policy Date                                [07-01-2001]

Owner(s)                                   [John Doe]

Date of Issue                              [11-07-2001]

Death Benefit Option                       [Level Option]

Maturity Date                              [11-07-2081]

Specified Amount at Issue                  [$100,000.00]

                       Summary of Current Specified Amount
Current Specified Amount of $100,000.000 consisting of:

Description       Specified Amount       Effective Date      Premium Class
[AT ISSUE         $100,000.00            11-07-2001          NON-TOBACCO]

                         Schedule of Forms and Premiums

                                                                         Threshold
Form No.        Description            Amount        Effective Date      Premium
[434-214(05-02) Nonpar. Flexible       $100,000.00   11-07-2001          $917.00]
                Premium Variable Life
[434-085(03-96) Living Benefit]
[434-867(05-02) Univ. Term
                Life Ins. Rider        $100,000.00   11-07-2001]
[434-575(05-02) Death Benefit
                Guarantee Rider]
                     [Schedule of Rider Details
                Current Death Benefit Guarantee Monthly Premium   $97.41
                Prepayment Interest Rate                          00.00%
                Expiration Date                                   11-07-2081]




                           Form number 434-214(05-02)
                             Policy Number [123456V]
                              Print Date 03-15-02

                                   POLICY DATA
                           Schedule of Current Charges

Premium Expense Charge                   [7% of each premium up to Threshold Premium]
                                         [2% of each premium over Threshold Premium]

Monthly Policy Expense Charge            [$5.00 per month]

First Year Monthly Per $1,000 Charge     [$0.05 per $1,000 of specified amount]

First Year Monthly Policy Expense Charge [$5.00 per month]

Transfer Charge                          [$10 per transfer. This charge is
                                         guaranteed to never exceed $25.]

Mortality and Expense Risk Charge        [0.0024548% of the variable accumulated
                                         value per day (equivalent to 0.90% per year)]

Monthly Deduction Day                    [20th of each month]

Policy Loan Interest Rate                Adjustable Loan Rate (as described in
                                         Section 8.3 of your policy)


                         SCHEDULE OF INVESTMENT OPTIONS

General Account:               [The general assets of Farm Bureau Life Insurance
                               Company]

Separate Account:              [Farm Bureau Life Variable Account]

[Subaccounts:                  Subaccounts are as listed in the application]

Net premiums will be allocated to the subaccounts or the declared interest option in accordance with the net premium allocation percentages shown in the application or in the most recent written instructions of the owner. For a full description of the Separate Account and the designated subaccounts, please refer to the current prospectus.




                         Form Number       434-214(05-02)
                         Policy Number     9999999V
                         Print Date        07/23/02

                                   POLICY DATA
                     SCHEDULE OF CURRENT SURRENDER CHARGES

SURRENDER DATE                                  SURRENDER CHARGE
[11/7/2001-11/06/2002                           $773.00]
11/7/2002-11/06/2003                            $644.00
11/7/2003-11/06/2004                            $515.00
11/7/2004-11/06/2005                            $386.00
11/7/2005-11/06/2006                            $226.00
11/7/2006-11/06/2007                            $92.00
Thereafter                                      $0




                           Form number 434-214(05-02)
                            Policy Number [123456V]
                              Print Date 03-22-02


                                       4B

                                   POLICY DATA
              TABLE OF GUARANTEED MAXIMUM MONTHLY INSURANCE RATES
              PER $1,000 FOR TOBACCO AND NON-TOBACCO RATE CLASSES*

                    Tobacco                     Non-Tobacco
Attained            Male           Female       Male         Female
Age                 Rate           Rate         Rate         Rate
     0                                           0.08584      0.07000
     1                                           0.08584      0.07000
     2                                           0.08251      0.06667
     3                                           0.08084      0.06500
     4                                           0.07751      0.06417
     5                                           0.07334      0.06250
     6                                           0.06917      0.06084
     7                                           0.06500      0.05917
     8                                           0.06250      0.05834
     9                                           0.06167      0.05750
    10                                           0.06250      0.05667
    11                                           0.06750      0.05834
    12                                           0.07667      0.06084
    13                                           0.08917      0.06417
    14                                           0.10334      0.06834
    15                                           0.11335      0.07167
    16                                           0.12335      0.07501
    17                                           0.13085      0.07751
    18               0.18420        0.09251      0.13585      0.08001
    19               0.19004        0.09501      0.13919      0.08251
    20               0.19337        0.09751      0.14002      0.08417
    21               0.19337        0.09918      0.13835      0.08584
    22               0.19004        0.10168      0.13585      0.08667
    23               0.18670        0.10418      0.13252      0.08834
    24               0.18170        0.10668      0.12918      0.09001
    25               0.17586        0.10918      0.12502      0.09168
    26               0.17253        0.11335      0.12252      0.09418
    27               0.17086        0.11668      0.12085      0.09584
    28               0.17086        0.12085      0.12001      0.09834
    29               0.17336        0.12585      0.12001      0.10168
    30               0.17753        0.13168      0.12085      0.10418
    31               0.18337        0.13669      0.12335      0.10751
    32               0.19087        0.14252      0.12668      0.11085
    33               0.20087        0.15002      0.13168      0.11501
    34               0.21255        0.15836      0.13752      0.12001
    35               0.22672        0.16753      0.14419      0.12585
    36               0.24339        0.18170      0.15169      0.13418
    37               0.26424        0.19837      0.16169      0.14419
    38               0.28758        0.21755      0.17253      0.15502
    39               0.31427        0.23839      0.18420      0.16669
    40               0.34512        0.26340      0.19837      0.18087
    41               0.37848        0.29008      0.21338      0.19587
    42               0.41517        0.31677      0.22922      0.21088
    43               0.45521        0.34345      0.24673      0.22588
    44               0.49942        0.37014      0.26590      0.24089
    45               0.54613        0.39849      0.28758      0.25757
    46               0.59452        0.42768      0.31093      0.27508
    47               0.64709        0.45771      0.33595      0.29425
    48               0.70383        0.49024      0.36347      0.31427
    49               0.76559        0.52611      0.39349      0.33678
    50               0.83403        0.56449      0.42768      0.36180
    51               0.91166        0.60537      0.46688      0.38932
    52               0.99933        0.65209      0.51193      0.42101
    53               1.09871        0.70383      0.56365      0.45604
    54               1.20729        0.75641      0.62122      0.49191
    55               1.32342        0.81066      0.68547      0.53028
    56               1.44626        0.86408      0.75557      0.56866
    57               1.57581        0.91417      0.82985      0.60620
    58               1.71209        0.96343      0.91250      0.64375
    59               1.85845        1.01603      1.00518      0.68630
    60               2.02158        1.07866      1.10873      0.73638
    61               2.20569        1.15717      1.22400      0.79814
    62               2.41331        1.25825      1.35684      0.87493
    63               2.64531        1.38107      1.50727      0.96927
    64               2.89921        1.51813      1.67447      1.07532
    65               3.16834        1.66276      1.85761      1.18975
    66               3.45020        1.80994      2.05588      1.30838
    67               3.74229        1.95214      2.26847      1.42954
    68               4.04883        2.09605      2.49957      1.55491
    69               4.38161        2.25256      2.75591      1.69453
    70               4.74911        2.43759      3.04592      1.85845
    71               5.16235        2.67212      3.37720      2.05839
    72               5.62985        2.95957      3.75992      2.30363
    73               6.14841        3.30170      4.19334      2.59756
    74               6.71732        3.69191      4.67004      2.93610
    75               7.32578        4.11856      5.18003      3.31428
    76               7.94851        4.57248      5.71919      3.72382
    77               8.57456        5.04701      6.28340      4.16309
    78               9.20818        5.54895      6.87612      4.63892
    79               9.87149        6.09610      7.51607      5.16656
    80              10.58674        6.70972      8.22375      5.76724
    81              11.37459        7.40696      9.01810      6.45895
    82              12.24906        8.20087      9.91569      7.25729
    83              13.19603        9.11907     10.91280      8.15937
    84              14.18421       10.11631     11.99040      9.15556
    85              15.18033       11.17773     13.12418     10.23537
    86              16.16034       12.29517     14.29994     11.39164
    87              17.16810       13.45788     15.49991     12.62319
    88              18.22020       14.67216     16.71910     13.93142
    89              19.26842       15.93752     17.97489     15.32721
    90              20.32834       17.34402     19.28574     16.82248
    91              21.43307       18.86254     20.68243     18.45266
    92              22.71710       20.55222     22.21791     20.28063
    93              24.36888       22.54368     24.04369     22.43826
    94              26.62992       25.22305     26.50346     25.22305
    95              30.20740       29.24956     30.20740     29.24956
    96              36.35803       35.72205     36.35803     35.72205
    97              47.21180       46.86829     47.21180     46.86829
    98              66.20701       66.09429     66.20701     66.09249
99-114              90.90909       90.90909     90.90909     90.90909

The amounts shown in the Table of Guaranteed Maximum Monthly Insurance Rates do not reflect any additional charges for special rating classes which may apply.




                           Form number 434-214(05-02)
                            Policy Number [123456V]
                              Print Date 09-01-02

                                   POLICY DATA
                            SPECIFIED AMOUNT FACTORS

 Attained
Age At Date
  of Death                Factor
    0-40                   2.50
     41                    2.43
     42                    2.36
     43                    2.29
     44                    2.22
     45                    2.15
     46                    2.09
     47                    2.03
     48                    1.97
     49                    1.91
     50                    1.85
     51                    1.78
     52                    1.71
     53                    1.64
     54                    1.57
     55                    1.50
     56                    1.46
     57                    1.42
     58                    1.38
     59                    1.34
     60                    1.30
     61                    1.28
     62                    1.26
     63                    1.24
     64                    1.22
     65                    1.20
     66                    1.19
     67                    1.18
     68                    1.17
     69                    1.16
     70                    1.15
     71                    1.13
     72                    1.11
     73                    1.09
     74                    1.07
     75                    1.05
     76                    1.05
     77                    1.05
     78                    1.05
     79                    1.05
     80                    1.05
     81                    1.05
     82                    1.05
     83                    1.05
     84                    1.05
     85                    1.05
     86                    1.05
     87                    1.05
     88                    1.05
     89                    1.05
     90                    1.05
     91                    1.04
     92                    1.03
     93                    1.02
     94                    1.01
 95-114                    1.01
    115                    1.0




                           Form number 434-214(05-02)
                            Policy Number [123456V]
                               Print Date 09-01-02

                                   POLICY DATA
                 UNIVERSAL CONVERTIBLE TERM LIFE INSURANCE RIDER
                                 (NON-RENEWABLE)


Covered Person                                         [John Doe]

Age                                                    [35]

Sex                                                    [MALE]

Effective Date                                         [11-07-2002]

Expiration Date                                        [11-07-2012]

Face Amount                                            [$100,000.00]

Premium Class                                          [Non-TOBACCO]

First Year Monthly Per $1,000 Charge                   [$0.05 per $1,000 of Face
                                                       Amount]




                           Form number 434-214(05-02)
                            Policy Number [123456V]
                              Print Date 09-01-02


                                       7A

                              POLICY DATA
UNIVERSAL CONVERTIBLE TERM LIFE INSURANCE RIDER (NON-RENEWABLE)
                              GUARANTEED MONTHLY TERM RIDER RATES PER 1,000

Covered Person                Guaranteed Maximum
Attained Age                  Monthly Term Rider Rates
   [35                           0.88330
   36                            0.88330
   37                            0.88330
   38                            0.88330
   39                            0.88330
   40                            0.198370
   41                            0.213380
   42                            0.229220
   43                            0.246730
   44                            0.295900]


[Drafting note- these will be customized for the individual insured based on age, classification and term]




                           Form number 434-214(05-02)
                            Policy Number [123456V]
                              Print Date 09-01-02


                                       7B

SECTION 1 - DEFINITIONS

1.1  YOU OR YOUR
means the person whose life is insured.

1.2  ACCUMULATED VALUE
means the sum of:

a.   the Variable Accumulated Value, which is defined in section 7.1; plus
b. the Declared Interest Option Accumulated Value, which is defined in section 7.4.

1.3  AGE
means Age at the last birthday.

1.4  ATTAINED AGE
means your Age at issue plus the number of Policy Years since the Policy Date.

1.5  BUSINESS DAY
means each day that the New York Stock Exchange is open for trading, except:

a. any period when the SEC determines that an emergency exists which makes it impracticable for a Fund to dispose of its securities or to fairly determine the value of its net assets; or
b. such other periods as the SEC may permit for the protection of security holders of a Fund.

1.6  CORRIDOR DEATH BENEFIT
The Corridor Death Benefit is the Accumulated Value multiplied by the specified amount factor for your Attained Age from the table on the Policy Data pages.

1.7  CURRENT SPECIFIED AMOUNT
a. Under the Increasing Death Benefit Option, the Current Specified Amount is the sum of:
     i.  the original specified amount at issue, plus
     ii. any elective increases, plus
     iii.any cost of living increases, minus
     iv. any elective decreases;

b. Under the Level Death Benefit Option, the Current Specified Amount is the sum of:
     i.  the original specified amount at issue, plus
     ii. any elective increases, plus
     iii.any cost of living increases, minus
     iv. any elective decreases, and minus
     v.  any partial withdrawals.

All values are determined no later than the end of the Business Day following the date of death.

1.8  DECLARED INTEREST OPTION
means an option in which the Accumulated Value accrues interest at a rate declared by the Company. The declared rate will never be less than the guaranteed minimum rate. The Declared Interest Option is supported by the General Account.

1.9 ELIGIBILITY FOR WAIVER OF SURRENDER CHARGE means, after the first Policy Year, the insured:

a. is diagnosed by a Qualified Physician as having a terminal illness; a terminal illness is any disease or medical condition which the Qualified Physician expects will result in death within one (1) year;
b. becomes confined in a Qualified Nursing Care Center for at least 90 consecutive days and remains confined; or
c.   is currently under Age 65 and has become totally disabled.

1.10 FUND
means the investment options shown on the Policy Data pages. The corresponding Funds are registered with the SEC under the Investment Company Act of 1940 as open-end diversified management investment companies or unit investment trusts.

1.11 GENERAL ACCOUNT
means all our assets other than those allocated to the Variable Account or any other separate account. We have complete ownership and control of the assets of the General Account.

1.12 HOME OFFICE
means Farm Bureau Life Insurance Company's offices located at 5400 University Avenue, West Des Moines, Iowa, 50266-5997.

1.13 MONTHLY DEDUCTION DAY
means the same date in each month as the Policy Date. The charges for this policy are deducted on the next Business Day following the Monthly Deduction Day.

1.14 NET ACCUMULATED VALUE
means:

a.   the Accumulated Value; less
b.   the amount of any policy loan; less
c.   any policy loan interest due; plus
d.   any unearned policy loan interest.

1.15 NET PREMIUM
means the amount of premium remaining after the Premium Expense Charge has been deducted.

1.16 NET SURRENDER VALUE
means:

a.   the Surrender Value; minus
b.   any policy loan; minus
c.   any policy loan interest due; plus
d.   any unearned policy loan interest.

1.17 PARTIAL WITHDRAWAL FEE
means a fee that is applied at the time of any partial withdrawal and is equal to the lesser of $25 or 2% of the Accumulated Value withdrawn.

1.18 POLICY ANNIVERSARY
means the same date in each year as the Policy Date.

1.19 POLICY DATE
means the Policy Date shown on the Policy Data pages. This date is used to determine Policy Years and any policy anniversaries.

1.20 POLICY YEAR
means the 12-month period that begins on the Policy Date or on a Policy Anniversary.

1.21 PREMIUM EXPENSE CHARGE
means the Premium Expense Charge shown on the Policy Data pages. This amount may go up or down, but is guaranteed to never exceed 7 percent.

1.22 QUALIFIED NURSING CARE CENTER
means a long-term care center that is licensed to operate according to the laws of its location. The following are Qualified Nursing Care Centers:

a.   Skilled Nursing Center - means a center that:

     i.  provides skilled nursing care supervised by a licensed physician,
     ii. provides 24-hour nursing care by, or supervised by, an R.N., and iii.keeps a daily medical record of each patient;

b.   Intermediate Care Center - means a center that:

     i. provides 24-hour nursing care by, or supervised by, an R.N. or an L.P.N., and
     ii. keeps a daily medical record of each patient;

c.   Hospital - means a center that:

     i. operates for the care and treatment of sick or injured persons as inpatients,
     ii. provides 24-hour nursing care by, or supervised by, an R.N., iii.is supervised by a staff of licensed physicians, and
     iv. has medical, diagnostic, and major surgery capabilities or access to such capabilities;

Qualified Nursing Care Center does not include:

a.   drug or alcohol treatment centers;
b. home for the aged or mentally ill, community living centers, or places that primarily provide domiciliary, residency or retirement care; or
c.   places owned or operated by a member of the insured's immediate family.

1.23 QUALIFIED PHYSICIAN
means a licensed, medical practitioner performing within the scope of his/her license. Such person must be someone other than you, the insured, or a member of the immediate family of either you or the owner.

1.24 SEC
means the Securities and Exchange Commission, a U.S. government agency.

1.25 SURRENDER CHARGE
means a fee that is applied at the time of a surrender. The Surrender Charge will be the amount shown on the Policy Data pages.

A specified amount increase has its own surrender charge period which begins on the date of the increase. If the specified amount has been increased, the Surrender Charge will be the sum of:
a.   the Surrender Charge applied to the original specified amount; plus
b.   the Surrender Charge applied to any specified amount increase.

1.26 SURRENDER VALUE
means:

a.   the Accumulated Value; minus
b.   the Surrender Charge.

1.27 THRESHOLD PREMIUM
means the Threshold Premium shown on the Policy Data pages. This amount is used to determine the amount of the current Premium Expense Charge. The current Premium Expense Charge for premiums paid up to the Threshold Premium and for premiums paid in excess of the Threshold Premium is shown on the Policy Data pages.

1.28 TOTAL DISABILITY
means the inability to do all of the substantial and material acts necessary to carry out the insured's occupation in a customary and usual manner by reason of any medically determinable physical or mental impairment that can be expected to:

a.   result in death; or
b.   to be of long-continued and indefinite duration.

Proof of the existence of Total Disability must be furnished in such form and manner as the Company may request.

1.29 VALUATION PERIOD
means the period between the close of business on a Business Day and the close of business on the next Business Day.

1.30 VARIABLE ACCOUNT
means the Separate Account shown on the Policy Data pages. It is a unit investment trust registered with the SEC under the Investment Company Act of 1940.

1.31 WE, OUR, US OR THE COMPANY
means Farm Bureau Life Insurance Company.

SECTION 2 - THE CONTRACT

2.1  DEATH PROCEEDS
We will pay the death proceeds to the beneficiary:

a.   within 7 days after receipt by us of due proof of your death;
b.   if the policy is in force on the date of your death; and
c.   subject to the terms and conditions of this policy, and any assignment.

The death proceeds will be the sum of:

a.   the death benefit; and
b.   any premiums paid after the date of death; and
c.   any unearned policy loan interest on the date of death; less
d.   any policy loan; and
e.   any policy loan interest due;

plus any interest credited on this amount from the date of death to the date of payment, the rate to be set by us but not less than 3% per year or any rate required by law.

2.2  DEATH BENEFIT OPTIONS
The death benefit option in effect for this policy is shown on the Policy Data pages and is one of the following:

INCREASING OPTION -- The death benefit will be the greater of "a" or "b" where:

a.   is the sum of the Current Specified Amount and the Accumulated Value; and
b.   is the Corridor Death Benefit.

LEVEL OPTION -- The death benefit will be the greater of "a" or "b" where:

a.   is the Current Specified Amount; and
b.   is the Corridor Death Benefit.

In all events, the death benefit under
either the Increasing Option or the Level Option will never be less than that required by Section 7702 of the Internal Revenue Code as in effect on the policy's issue date.

2.3  CONTRACT
This policy is a legal contract. We issue this policy in consideration of the first premium and the statements in the application. The entire contract consists of:

a.   this base policy;
b.   any endorsements or additional benefit riders;
c.   the attached copy of your application; and
d.   any amendments, supplemental applications or other attached papers.

We rely on statements made in the application for the policy. These statements in the absence of fraud are deemed representations and not warranties. No statement will void this policy or be used in defense of a claim unless:

a.   it is contained in the application; and
b.   such application is attached to this policy.

2.4  MODIFICATION
No one can change any part of this policy except the owner and one of our officers. Both must agree to a change, and it must be in writing. No agent may change this policy or waive any of its provisions.

2.5  INCONTESTABLE CLAUSE
We will not contest payment of the death benefit after this policy has been in force during your lifetime for 2 years from the date of issue shown on the Policy Data pages.

Any requested increase in the specified amount will be incontestable only after such increase has been in force during your lifetime for 2 years from the effective date of such increase.

2.6  MISSTATEMENT OF AGE OR SEX
We have the right to correct benefits for misstated Age or sex. In such an event, benefits will be the amount that the premium actually paid would purchase at the most recent mortality charge for the correct Age or sex.

2.7  SUICIDE
If, within 2 years of the Policy Date, you die by suicide, whether sane or insane, our liability is limited to the premium paid plus any unearned policy loan interest at the date of death, less any policy loan, any policy loan interest due and any partial withdrawals.

Any increase in death benefits resulting from a requested increase in specified amount will not be paid if the insured dies by suicide, while sane or insane, within 2 years of the date of such increase. Instead, we will return to the owner an amount equal to the cost of insurance for such increase in specified amount.

2.8  RETURN OF POLICY AND POLICY SETTLEMENT
We reserve the right to have this policy sent to us for any:

a.   modification;
b.   death settlement;
c.   surrender;
d.   assignment;

e.   change of owner or beneficiary;
f.   election; or
g.   exercise of any policy privilege.

2.9  MATURITY PROCEEDS
If you are living on the maturity date and this policy is in force, we will pay the proceeds to the owner. Such proceeds will be:

a.   the Accumulated Value; less
b.   any policy loan.

The maturity date will be your Attained Age 115.

All values are determined no later than the end of the Business Day following the maturity date.

2.10 TERMINATION
This policy ends when any one of the following events occurs:

a.   the owner requests that the policy be canceled;
b.   you die;
c.   the policy matures;
d.   the policy is surrendered;
e.   the grace period ends without payment of sufficient premium; or
f.   all of the value is applied to a payment option.

2.11 NONPARTICIPATION
This policy does not share in the Company's surplus or profits.

SECTION 3 - OWNERSHIP AND BENEFICIARIES

3.1  OWNERSHIP
The original owner of this policy is shown on the Policy Data pages. If there is more than one owner, this policy will be owned jointly with right of survivorship unless the ownership designation specifies otherwise. Ownership of this policy may change according to the provisions indicated in the original application or by a subsequent endorsement to this policy.

3.2  BENEFICIARY
Beneficiaries are as named in the application, unless changed by the owner.

Unless the beneficiary designation provides otherwise, if any beneficiary in a class dies before the Insured, that beneficiary's interest will pass to the other beneficiaries in the class.

Secondary or contingent beneficiaries will have the right to receive the proceeds only if no primary beneficiary survives. If no beneficiary survives the Insured, the proceeds will be paid in one sum to the owner, if living; otherwise to the owner's estate.

In finding and identifying beneficiaries we may rely on sworn statements, other facts, or evidence we deem satisfactory. Any benefits we pay based on such information will be a valid discharge of our duty up to the amount paid.

3.3  CHANGE OF OWNER OR BENEFICIARY
The owner may change ownership or the beneficiary designation at any time during the lifetime of the Insured, unless otherwise provided in the current designation. Any change of ownership or beneficiary is subject to the following rules:

a.   the change must be in writing on a form acceptable to the Company;
b.   it must be signed by all persons
     named as owner and all irrevocable beneficiaries;
c.   the form must be sent to our Home Office and recorded by the Company;
d. the change will take effect on the date signed, but it will not apply to any payment or action by the Company before we record the form; and
e. a change of beneficiary designation will automatically revoke any previous designations.

3.4  ASSIGNMENT
No assignment of this policy will bind us unless:

a.   it is in writing on a form acceptable to the Company;
b. it is signed by all persons named as owner and all irrevocable beneficiaries; and
c.   it is received by the Company at our Home Office.

We will not be responsible for the validity of an assignment.

SECTION 4 - PREMIUMS AND REINSTATEMENT

4.1  PREMIUM PAYMENT
Premium payments are flexible as to both timing and amount. Each premium is to be paid at our Home Office.

4.2  PAYMENT FREQUENCY
The first premium is due on or prior to the Policy Date. Upon request, the Company will send periodic premium reminder notices to the owner; however our failure to do so shall impose no liability on the Company. The minimum amount for which such notice will be sent will be $100. A reminder notice may be sent for different periods. The reminder notice period may be changed upon request.

4.3  GRACE PERIOD
This policy offers a grace period.  If, at any time:

a. during the first three (3) Policy Years, the Accumulated Value is not large enough on any Monthly Deduction Day to cover the monthly deduction due; or
b. during the first three (3) Policy Years, the owner has taken out a policy loan and during this period, the Net Surrender Value is not large enough on a Monthly Deduction Day to cover the monthly deduction due; or
c. during subsequent years, the Net Surrender Value is not large enough on any Monthly Deduction Day to cover the monthly deduction due,

then the owner will be allowed a grace period of 61 days to make the necessary premium payment which shall be equal to an amount that, when reduced by the Premium Expense Charge, is at least equal to three times the monthly deduction charge due on the first day of the grace period.

The grace period begins on the date we send the owner of record written notice of the required payment. Such payment shall be due on such Monthly Deduction Day and, if not received by us within the grace period of 61 days, all coverage under this policy will terminate without value. If the insured dies during the grace period, the death benefit will be reduced by any due and unpaid monthly deductions.

4.4  REINSTATEMENT

Prior to the maturity date, a lapsed policy, may be reinstated at any time within 5 years of the Monthly Deduction Day immediately preceding the expired grace period, subject to the following rules:

a.   the policy has not been surrendered;
b.   the owner must send a written request to us;
c.   you must provide proof of insurability satisfactory to us;
d.   a premium sufficient to keep the policy in force for 3 months must be paid;
     and
e. the effective date of the reinstated policy will be the Monthly Deduction Day coinciding with or next following the date we approve reinstatement.

4.5  UNSCHEDULED PREMIUMS
Unscheduled premium payments of at least $100 may be made at any time prior to the maturity date. The Company may, in its discretion, waive the $100 minimum requirement. The Company reserves the right to limit the number and amount of unscheduled premium payments.

4.6  PREMIUM LIMITATIONS
The Company reserves the right to limit the number and amount of premium payments in order to maintain this policy's qualifications under federal tax law. We will refund any portion of a premium payment that would cause the policy to lose such qualification.

4.7  PREMIUM APPLICATION
While any policy loan is outstanding, unless the owner requests otherwise, premium payments will be applied as a payment to reduce the outstanding balance of the loan. When such loan has been repaid, the balance of any premium payment remaining after payment of the loan, plus any subsequent payments, will be allocated as described in the following provision.

4.8  ALLOCATION OF PREMIUM
The owner will determine the percentage of Net Premium that will be allocated to each subaccount of the Variable Account and to the Declared Interest Option. The owner may choose to allocate all the Net Premium, a percentage or nothing to a particular subaccount or to the Declared Interest Option. Any allocation must be for at least 10% of the individual Net Premium. A fractional percent may not be chosen.

Net Premiums will be allocated to the Declared Interest Option if they are received before the earlier of the date the Company obtains a signed notice from the owner that the policy has been received, or the end of 25 days after the delivery date. The delivery date is the date the Company issues the policy and mails it. Upon the earlier of (i) the date the Company obtains a notice signed by the owner that the policy has been received, or (ii) 25 days after the delivery date, we will transfer part or all of the Accumulated Value in the Declared Interest Option to the subaccounts in accordance with the owner's allocation instructions. Net Premiums received on or after the earlier of (i) or
(ii) above will be allocated in accordance with the Net Premium allocation percentages shown in the application or the most recent written instructions of the owner. The owner may change the allocation for future Net Premiums at any time, subject to the following rules:

a.   the policy must be in force;
b.   there must be a Net Accumulated

     Value;
c.   the change must be in writing on a form acceptable to us;
d.   the form must be signed by the owner; and
e. the change will take effect no later than the Business Day following the date we receive the signed form at our Home Office.

SECTION 5 - POLICY CHANGE

5.1 CHANGE OF SPECIFIED AMOUNT
The owner may change the specified amount at any time after the policy has been in effect for one (1) Policy Year, subject to the following rules:

a.   the change must be in writing on a form acceptable to us;
b.   it must be signed by the owner;
c. the change will take effect on the Monthly Deduction Day coinciding with or next following the date the request is approved by us; and
d.   we will issue a new Policy Data page for any change in specified amount.

5.2 SPECIFIED AMOUNT DECREASE
Any decrease in specified amount will reduce such amount in the following order:

a.   the specified amount provided by the most recent increase will be reduced;
     then
b.   the next most recent increases will be reduced in succession; and
c.   the initial specified amount will be reduced last.

A specified amount decrease will not reduce the Surrender Charge.

The total specified amount which remains in force after a requested decrease may not be less than the minimum specified amount in effect for the policy on the date of decrease, as published by us.

5.3 SPECIFIED AMOUNT INCREASE
In addition to the rules for change in specified amount, an increase in specified amount is subject to the following:

a.   proof of your insurability acceptable to us; and
b. payment of the first month's cost of insurance unless there is sufficient Accumulated Value for deduction of such cost of insurance.

5.4 CHANGE OF DEATH BENEFIT OPTION
The owner may request to change the death benefit option. The change will take effect on the Monthly Deduction Day coinciding with or immediately following the date we approve the request.

If the Increasing Option is changed to the Level Option, evidence of insurability is not required. The new specified amount will be the sum of:

a.   the Current Specified Amount; plus
b.   the Accumulated Value on the date the request is received.

If the Level Option is changed to the Increasing Option, evidence of insurability is required. If the insured meets our underwriting requirements, the Current Specified Amount will not change. If the insured does not meet our underwriting requirements, the Current Specified Amount will change to a new specified amount which will be:

a.   the Current Specified Amount; minus
b.   the Accumulated Value on the date we approve the change.

5.5  LIFE INSURANCE QUALIFICATION
If following a requested change of specified amount or a change of death benefit option, this policy would no longer qualify as life insurance under federal tax law, we will limit the change to an amount that would maintain such qualification.

In the event of future changes in the federal tax law, the Company reserves the right to change the policy to the extent required to maintain the policy's qualification as life insurance under federal tax law.

SECTION 6 - VARIABLE ACCOUNT

6.1  VARIABLE ACCOUNT
We own the assets of the Variable Account. We will value the assets of the Variable Account each Business Day. The assets of such account will be kept separate from the assets of our General Account and any other separate accounts. Income, and realized and unrealized gains or losses from assets in the Variable Account will be credited to or charged against such account without regard to our other income, gains or losses.

That portion of the assets of the Variable Account which equals the reserves and other policy liabilities of the policies which are supported by the Variable Account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our General Account any assets of the Variable Account which are in excess of such reserves and other policy liabilities.

While the Variable Account is registered with the SEC and thereby subject to SEC rules and regulations, it is also subject to the laws of the State of Iowa which regulate the operations of insurance companies incorporated in Iowa.

We also reserve the right to transfer assets of the Variable Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Variable Account," as used in this policy, shall then mean the Variable Account to which the assets were transferred.

When permitted by law, we also reserve the right to:

a.   deregister the Variable Account under the Investment Company Act of 1940;
b.   manage the Variable Account under the direction of a committee;
c. restrict or eliminate any voting rights of owners, or other persons who have voting rights as to the Variable Account; and
d.   combine the Variable Account with other separate accounts.

6.2  SUBACCOUNTS
The Variable Account is divided into subaccounts. The subaccounts are listed on the Policy Data pages. Subject to obtaining any approvals or consents required by applicable law, we reserve the right to eliminate or combine any subaccounts as well as the right to transfer the assets of one or more subaccounts to any other subaccount. We also reserve the right to add new subaccounts and make such subaccounts available to any class or series of policies as we deem appropriate. Each new subaccount would invest in a new investment option of a Fund, or in shares of another investment company.

The owner will determine the percentage of Net Premium that will be allocated to each subaccount in accordance with the allocation of premium provision.

6.3  FUND INVESTMENT OPTIONS
The Funds have one or more investment options, each of which corresponds to one of the subaccounts of the Variable Account. Net Premiums allocated to a subaccount will automatically be invested in the Fund investment option associated with that subaccount. The owner will share only in the income, gains or losses of the investment option(s) to which Net Premiums have been allocated through the subaccounts.

We have the right, subject to compliance with any applicable laws, to make:

a.   additions to;
b.   deletions from; or
c.   substitutions for;

the shares of a Fund investment option that are held by the Variable Account or that the Variable Account may purchase.

We also reserve the right to dispose of the shares of an investment option of the Fund listed on the Policy Data pages and to substitute shares of another investment option of such Fund or another mutual Fund investment option:

a. if the shares of the investment option are no longer available for investment; or
b. if in our judgment further investment in the investment option should become inappropriate in view of the purposes of the Variable Account.

In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

6.4  TRANSFERS
The owner may transfer all or part of the Accumulated Value among the subaccounts of the Variable Account and between the subaccounts and the Declared Interest Option, subject to the following rules:

a.   the transfer request must be in writing on a form acceptable to us;
b.   the form must be signed by the owner;
c. the transfer will take effect as of the end of the Valuation Period during which we receive the signed form at our Home Office;
d. the owner may transfer amounts among the subaccounts of the Variable Account an unlimited number of times in a Policy Year;
e. the owner may transfer amounts between the Declared Interest Option and the Variable Account only once in a Policy Year;
f. the first 12 transfers in each Policy Year will be made without a transfer charge; thereafter, each time amounts are transferred a transfer charge may be imposed; this transfer charge is shown on the Policy Data pages;
g. the Accumulated Value on the date of the transfer will not be affected by the transfer except to the extent of the transfer charge which will be deducted on a pro rata basis from the Declared Interest Option and/or the subaccounts to which the transfer is made; and

h.   the owner must transfer at least:

     i.   a total of $100, or
     ii. the total Accumulated Value in the subaccount or the total Accumulated Value in the Declared Interest Option less any policy loan, if the total amount is less than $100;

The following additional rules apply to transfers from the Declared Interest
Option:

a. the Accumulated Value in the Declared Interest Option after a transfer from such option must at least equal the amount of all policy loans; and
b. no more than 50% of the Net Accumulated Value in the Declared Interest Option may be transferred unless the balance in the Declared Interest Option after the transfer, would be less than $1,000; if the balance in the Declared Interest Option would fall below $1,000, the entire Net Accumulated Value in the Declared Interest Option may be transferred.

6.5  SPECIAL TRANSFER PRIVILEGE
The owner may transfer, at any time, all of the amounts in the subaccounts to the Declared Interest Option. This policy will then become one in which the benefits do not vary with the investment performance of the Variable Account.

If the owner exercises this special transfer privilege, we will automatically credit all future premium payments to the Declared Interest Option until the owner requests a change in the allocation. At the time of the transfer, there is no effect on the policy's death benefit, Accumulated Value, specified amount, or net amount at risk, or on your premium class or Attained Age.

Once each Policy Year, the owner may exercise this option without charge. The owner must tell us this special transfer privilege is being exercised, and we will waive any transfer charge.

SECTION 7 - ACCUMULATED VALUE BENEFITS

The Accumulated Value, Net Accumulated Value, Surrender Value and Net Surrender Value are defined in Section 1.

7.1  VARIABLE ACCUMULATED VALUE
a.   On the date of issue, the Accumulated Value is the Net Premium.
b. Upon the transfer of part or all of the Accumulated Value to the subaccounts, as described in section 4.8, Allocation of Premium, the initial Variable Accumulated Value is:
     i. the total amount transferred from the Declared Interest Option to the subaccounts of the Variable Account and valued no later than the Business Day following the date of the transfer, minus
     ii. the monthly deduction applicable to those subaccounts if the total amount transferred is allocated on a Monthly Deduction Day.
c. After valuation of the initial transfer, the policy's Variable Accumulated Value is equal to the sum of the policy's Accumulated Value in each subaccount. The Accumulated Value in a subaccount is equal to "i" multiplied by "ii" where:

     i.  is the current number of account units; and
     ii. is the current unit value.
d. The Variable Accumulated Value will vary from Business Day to Business Day reflecting changes in "i" and "ii" above.

7.2  SUBACCOUNT UNITS
When transactions are made which affect the Variable Accumulated Value, dollar amounts are converted to subaccount units. The number of subaccount units for a transaction is found by dividing the dollar amount of the transaction by the current unit value.

The number of units for a subaccount increases when:

a.   Net Premiums are credited to that subaccount; or
b. transfers from the Declared Interest Option or other subaccounts are credited to that subaccount.

The number of units for a subaccount decreases when:

a.   the owner takes out a policy loan from that subaccount;
b.   the owner makes a partial withdrawal from that subaccount;
c.   we take a portion of the monthly deduction from that subaccount; or
d. transfers are made from that subaccount to the Declared Interest Option or other subaccounts.

7.3  UNIT VALUE
The unit value for each subaccount was set initially at $10.00 when the subaccounts first purchased Fund shares. The unit value for each subsequent Valuation Period is calculated by dividing "a" by "b", where:

a.   is:

     i. the value of the net assets of the subaccount at the end of the preceding Valuation Period, plus
     ii. the investment income and capital gains, realized or unrealized, credited to the net assets of that subaccount during the current Valuation Period, minus
     iii. the capital losses, realized or unrealized, charged against those net assets during the current Valuation Period, minus
     iv. any amount charged against the subaccount for taxes, or any amount set aside during the Valuation Period by the Company as a provision for taxes attributable to the operation or maintenance of that subaccount, minus
     v. the mortality and expense risk charge shown on the Policy Data pages; this charge may go up or down but will never exceed 0.0024548% of the daily net assets in that subaccount for each day in the current Valuation Period; the maximum charge corresponds to a charge of 0.90% per year of the average daily net assets of the subaccount for mortality and expense risks; and

b. is the number of units outstanding at the end of the preceding Valuation Period.

We will value the net assets in each subaccount at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

7.4  DECLARED INTEREST OPTION ACCUMULATED VALUE
The Declared Interest Option Accumulated Value as of the Policy Date is the Net Premium credited to the Declared Interest Option as of that date minus the monthly deduction applicable to the Declared Interest Option for the first policy month.

After the Policy Date, the Declared Interest Option Accumulated Value is computed as "a" plus "b" plus "c" plus "d" minus "e" minus "f", where:

a. is the Declared Interest Option value on the preceding Monthly Deduction Day plus any interest attributed to such Accumulated Value from the preceding Monthly Deduction Day to the date of calculation;
b. is the total of Net Premiums credited to the Declared Interest Option since the preceding Monthly Deduction Day, plus interest attributed to such Net Premium from the date premiums are credited to the date of calculation;
c. is the total of the transfers from the Variable Account to the Declared Interest Option since the preceding Monthly Deduction Day, plus interest from the date of transfer to the date of calculation;
d. is the total amount transferred from the Variable Account to the Declared Interest Option to secure policy loans since the preceding Monthly Deduction Day, plus interest attributed to such amounts transferred from the date of transfer to the date of calculation;
e. is the total of the transfers to the Variable Account from the Declared Interest Option since the preceding Monthly Deduction Day, plus interest from the date of transfer to the date of the calculation; and
f. is the total of partial withdrawals from the Declared Interest Option since the preceding Monthly Deduction Day, plus interest from the date of withdrawal to the date of calculation.

If the date of calculation is a Monthly Deduction Day, we also reduce the Declared Interest Option Accumulated Value by the applicable monthly deduction for the policy month following the Monthly Deduction Day.

7.5  DECLARED INTEREST OPTION INTEREST
The minimum interest rate applied to the Declared Interest Option Accumulated Value is an effective rate of 4% per year. Interest in excess of the minimum rate may be applied. The amount of the excess interest and the manner in which it is determined will be set by us.

Interest will be credited to the Declared Interest Option Accumulated Value on each Monthly Deduction Day.

7.6  MONTHLY DEDUCTION
The monthly deduction is a charge made each Monthly Deduction Day from the Declared Interest Option Accumulated Value and the Variable Accumulated Value on a proportionate basis as of the close of business on the Monthly Deduction Day. For the purpose of determining the proportion of the deduction, the Declared Interest Option Accumulated Value is reduced by the amount of any policy loans. We make the deduction from each subaccount of the Variable Account based on each subaccount's proportional percentage of the Variable Accumulated Value.

The monthly deduction for a policy month will be computed as "a" plus "b" plus "c" plus "d" plus "e", where:

a.   is the cost of insurance as described in the cost of insurance provision;
b.   is the charge for all additional benefit riders attached to this policy;
c. is the monthly policy expense charge shown on the Policy Data pages; this amount may go up or down, but is guaranteed never to exceed $7; and
d. is the first year monthly per $1,000 charge shown on the Policy Data page; this charge may go up or down, but is guaranteed not to exceed $0.07 per $1,000 of specified amount.

     This charge will be deducted for 12 months following issue of this policy and during the 12 months following the effective date of an increase in the specified amount. Should this policy lapse and later be reinstated, to the extent that the monthly per $1,000 charge was not deducted for a total of 12 policy months prior to lapse, the charges will continue to be deducted following reinstatement of the policy until such charge has been assessed, both before and after the lapse, for a total of 12 policy months, and

e. is the first year monthly policy expense charge shown on the Policy Data pages; this amount may go up or down, but is guaranteed never to exceed $7 per month.

7.7  COST OF INSURANCE
If the owner chooses the Level Option death benefit, the cost of insurance is computed as "a" multiplied by the result of "b" minus "c". If the Increasing Option death benefit is chosen, the cost of insurance is computed as "a" multiplied by "b". In either case:

a. is the cost of insurance rate as described in the cost of insurance rate provisions, divided by 1,000;
b. is the death benefit as described in the death benefit provisions as of the close of business on the Monthly Deduction Day, divided by 1.0032737; and
c. is the Accumulated Value as of the close of business on the Monthly Deduction Day.

The cost of insurance is determined separately for the initial specified amount and any increases made later. If the premium class for the initial specified amount is different from that of any increases, the Accumulated Value will first be considered a part of the initial specified amount. If the Accumulated Value as of the close of business on the Monthly Deduction Day exceeds the initial specified amount, it will be considered to be a part of any increase in the specified amount in the same order as the increases occurred.

7.8  COST OF INSURANCE RATE
The cost of insurance rate is subject to the following rules:

a. the rate for the initial specified amount is based on your sex, premium class and Attained Age; for any increase in the specified amount, Age will be determined from your Age as of your last birthdate on the effective date of the increase;
b.   the monthly rates will be determined
     by us based on our expectation as to future mortality experience;
c. if we change the rates, we will change them for everyone in your premium class; and
d. the monthly guaranteed rates shown on the Policy Data pages are based on the Commissioners' 1980 Standard Ordinary Smoker and Nonsmoker Mortality Table, Age Last Birthday; the monthly rate will never be more than the rates shown on the Policy Data pages.

7.9  BASIS OF VALUES
All reserves for the policy are based on the Commissioners' 1980 Standard Ordinary Smoker and Nonsmoker Mortality Table, Age Last Birthday. All of the values are the same or more than the minimums set by the laws of the state where the policy is delivered. We have filed a detailed statement of the way these values are determined with the insurance department in that state. It shows the figures and methods used.

7.10 SURRENDER
While you live and prior to the maturity date, the owner may surrender the policy subject to the following rules:

a.   the request must be in writing and sent to us;
b. the amount of any such surrender will be paid in cash or, at the owner's request, we will apply part or all of it under a payment option;
c. a Surrender Charge may apply; any applicable Surrender Charge will be deducted from the amount surrendered; and
d.   upon surrender, all insurance in force will terminate.

7.11 SURRENDER CHARGE
The Surrender Charge will be as shown on the Policy Data pages.

If, at the time of surrender, all of the Accumulated Value is applied to a payment option agreement under payment option B, C or D, the Surrender Charge will be reduced as follows:

a.   if option C is used, the Surrender Charge will be zero; or
b. if option B or D is used, the Surrender Charge will be carried forward into the payment option agreement; however, the fixed number of years for which payment will be made is added to the number of years the policy has been in force to determine what the charge will be; for purposes of determining the fixed number of years under option D, the interest rate currently offered on the effective date of the payment option agreement will be used.

7.12 WAIVER OF SURRENDER CHARGE
The owner may make a partial withdrawal or full surrender without incurring a Surrender Charge if the insured becomes eligible for waiver of the Surrender Charge.

The waiver of the Surrender Charge is subject to the following rules:

a. we must receive a written request on a form acceptable to us signed by the owner;
b. the policy must be in force and not providing benefits under any payment option;
c.   proof must be provided of the

     Insured's Eligibility for Waiver of Surrender Charges, including an attending physician's statement and any other proof we may require; we reserve the right to seek a second medical opinion or have an examination of the insured performed at our expense by a physician we choose; and
d. the insured must become eligible for waiver of Surrender Charge after the first Policy Year ends.

7.13 PARTIAL WITHDRAWAL
While you live and prior to the maturity date, the owner may obtain a partial withdrawal of the net surrender value, subject to the following rules:

a. the amount of any partial withdrawal must be at least $500 and may not exceed the lesser of:

     i.   the Net Surrender Value less $500, or
     ii.  90% of the Net Surrender Value;

b.   the death benefit will be reduced as a result of any partial withdrawal;
c.   at the time of the partial withdrawal, if:

     i. the Increasing Death Benefit Option is in effect there will be no effect on the specified amount,
     ii. the Level Death Benefit Option is in effect the specified amount will be reduced by the amount of Accumulated Value withdrawn;

d. the specified amount remaining in force after a partial withdrawal may not be less than the minimum specified amount for the policy in effect on the date of the partial withdrawal, as published by the Company; and
e. the Accumulated Value will be reduced by the amount of any partial withdrawal and any Partial Withdrawal Fee; the owner may tell us how to allocate a partial withdrawal among the subaccounts and the Declared Interest Option; if the owner does not so instruct, we will allocate the partial withdrawal among the subaccounts and the Declared Interest Option in the same proportion that the Accumulated Value in each of the subaccounts and the Accumulated Value of the Declared Interest Option reduced by any outstanding policy loans bears to the total Accumulated Value reduced by any outstanding policy loans on the date we receive the request.

7.14 DELAY OF PAYMENT
Proceeds from surrenders, partial withdrawals, and policy loans will usually be mailed to the owner within 7 days after the owner's signed request is received in our Home Office. We will usually mail any death claim proceeds within 7 days after we receive due proof of death. We will usually mail the maturity proceeds within 7 days after the maturity date. We have the right to delay any payment whenever:

a. the New York Stock Exchange is closed other than on customary weekends or a holiday closing;
b. trading on the New York Stock Exchange is restricted as determined by the SEC;
c.   the SEC, by order, permits postponement for the protection of policyowners;
     or
d. as a result of an emergency, as determined by the SEC, it is not reasonably possible to dispose of securities or to determine the value of the net assets of the Variable Account.

We have the right to defer payment which is derived from any amount paid to us by check or draft until we are satisfied the check or draft has been paid by the bank on which it is drawn.

We also have the right to delay making a surrender, partial withdrawal, or policy loan from the Declared Interest Option for up to 6 months from the date we receive the owner's request.

7.15 CONTINUANCE OF INSURANCE
The insurance under this policy will continue until the earlier of:

a. the end of any grace period during which a required premium payment is not made;
b.   the date the owner surrenders this policy for its entire Net Accumulated
     Value;
c.   the date of your death; or
d.   the date the policy matures.

This provision will not continue the policy beyond the maturity date or continue any rider beyond its termination date as specified in the rider.

7.16 ANNUAL REPORT
At least once each year we will send a report, without charge, to the owner which shows:

a.   all premiums paid and charges made since the last report;
b. the current Accumulated Value including the value in each subaccount and the Declared Interest Option;
c.   any partial withdrawals since the last report;
d.   any policy loans; and
e.   the current death benefit.

An additional report will be sent to the owner upon request. A fee, not exceeding $25, may be charged for this report.

SECTION 8 - POLICY LOANS

8.1  CASH LOAN
Subject to the conditions of this policy, the owner may obtain a cash loan at any time on the sole security of this policy, if:

a.   the policy is in force; and
b.   there is a Net Surrender Value.

We have the right to delay making a policy loan from the Declared Interest Option for up to 6 months from the date we receive the owner's request.

8.2  LOAN VALUE
The total of all loans may not exceed 90% of the Net Surrender Value as of the date of the most recent loan. For any loan that is made we will deduct interest in advance on the requested loan to the next Policy Anniversary.

8.3  LOAN INTEREST
The loan interest rate is an annual rate. We may change this rate at the beginning of each Policy Year. The annual loan interest is to be paid in advance on each Policy Anniversary. Interest not paid when due will be added to the loan and will bear interest at the same rate. Any change in the interest rate will apply to any existing or new policy loans on this policy.

The maximum annual loan interest rate will be the higher of:

a. the Published Monthly Average of the Composite Yield on Seasoned Corporate Bonds as published by Moody's Investors Service, Inc. or any successor thereto, for the calendar month ending 2 months before the date on which the rate is determined; or
b.   5.5%; but it will never exceed the usury rate, if applicable.

If the Monthly Average is no longer published, we will use a substantially similar average which will be substituted by the insurance supervisory official of the state in which this policy was delivered.

We will not make a change of less than 0.5% in this policy's loan interest rate. We will inform you of the loan interest rate at the time a loan is made. Notice of any loan interest rate change on existing loans will be made in advance of the Policy Anniversary on which the change becomes effective.

8.4  LOAN ALLOCATION
When the owner takes out a policy loan, an amount equal to the loan will be segregated within the Declared Interest Option as security for the loan. Amounts held as security for the loan will first be allocated to the Accumulated Value in the Declared Interest Option. If the Accumulated Value in the Declared Interest Option less any existing policy loan is not sufficient to cover the amount of the policy loan, the balance necessary will be transferred from the subaccounts on a proportional basis. This transfer is not treated as a transfer for the purpose of the transfer charge or the limit of one transfer in a Policy Year.

A transfer will also be made from the subaccounts on a proportional basis for any due and unpaid loan interest if the Accumulated Value in the Declared Interest Option is not sufficient to cover such interest.

8.5  LOAN REPAYMENT
All or part of any policy loan may be repaid at any time while the policy is still in force. Loan amounts repaid will be allocated to the Declared Interest Option.

The portion of the Accumulated Value in the Declared Interest Option securing the repaid portion of the loan will no longer be segregated within the Declared Interest Option as security for the loan, but will remain in the Declared Interest Option until transferred to the subaccounts by the owner.

Any outstanding policy loans will be deducted from the proceeds at death, maturity or surrender.

SECTION 9 - PAYMENT OPTIONS

9.1  CHOOSING AN OPTION
The owner may choose to have the proceeds of this policy paid under a payment option. After your death, the beneficiary may choose an option if the owner had not done so before your death. If the beneficiary does not choose a payment option, we will pay the proceeds of this policy according to the Company's published default payment option in effect on the date of death.

We may also fulfill our obligation under this policy by paying the proceeds in one sum if:

a.   the proceeds are less than $2,000;
b.   periodic payments become less than $20; or
c. the payee is an assignee, estate, trustee, partnership, corporation, or association.

9.2  PAYMENT OPTION CHOICES
The fixed payment options, which are supported by the Company's General Account, are:

OPTION A -- PROCEEDS LEFT AT INTEREST The proceeds will be left with the Company to earn interest. The payee may leave the interest with the Company to accumulate or receive payments of interest only. If the payee elects to receive interest payments, interest will be paid every 1, 3, 6 or 12 months. The rate of interest will be determined by the Company.

OPTION B -- PAYMENT FOR A DESIGNATED NUMBER OF YEARS

The proceeds will be paid out in equal installments for a designated number of years.

OPTION C -- PAYMENT OF LIFE INCOME

Payments will continue for the lifetime of the payee, but for not less than the guaranteed period. The owner or payee may choose one of the guaranteed periods shown in the Option C -- Payment of Life Income table in this policy.

OPTION D --  PAYMENT OF A DESIGNATED AMOUNT

The proceeds will be paid out in equal installments of a specified amount. The payments will continue until all proceeds plus interest have been paid out.

OTHER OPTIONS

The proceeds may be paid in any other manner requested and agreed to by us, or under any other payment options made available by the Company.

9.3  INTEREST AND MORTALITY
Proceeds applied under a payment option no longer earn interest at the rate applied to the Declared Interest Option or participate in the investment experience of the Variable Account. The minimum interest rate used in computing any payment option is 3% per year. Higher interest rates may be used on the effective date of the payment option agreement. We may at any time declare additional interest on these Funds. The amount of additional interest and how it is determined will be set by us.

The mortality table that is used for Option C is the "Annuity 2000" individual annuity mortality table.

9.4  PAYMENT OPTION AGREEMENT; EFFECTIVE DATE
We will send a payment option agreement if any payment option is chosen. If all of the value of this policy is applied to a payment option agreement, it will replace this policy. All sums to be paid by the Company under this policy are considered paid when tendered by us at our Home Office.

If a payment option has been chosen by the owner, it is effective on the date the proceeds of this policy are due. If a beneficiary chooses a payment option, it is effective on the date it is received by us. The first payment under Option B, C or D is due on the effective date. The first payment under Option A is due at the end of the payment period chosen.

9.5  DEATH OF PAYEE
If a payee dies, any remaining payments will be paid to a contingent payee. If no payee survives, we will pay the commuted value of any remaining payments to the estate of the last payee to die.

9.6  WITHDRAWAL OF PROCEEDS
The payee may not withdraw the Funds under a payment option unless agreed to in the payment option agreement. We have the right to defer a withdrawal for up to 6 months. We may also refuse to allow partial withdrawals of less than $250.

9.7  CLAIMS OF CREDITORS
Payments under any payment option will be exempt from the claims of creditors to the maximum extent allowed by law.

                           FIXED PAYMENT OPTION TABLES
                            (PER $1,000 OF PROCEEDS)


        OPTION B - PAYMENT FOR A DESIGNATED NUMBER OF YEARS
                  PAYMENTS PER $1,000 OF PROCEEDS

     NUMBER OF YEARS         ANNUAL               MONTHLY
-------------------------- ------------ ----------------------------

            5                211.99                17.91

           10                113.82                 9.61

           15                 81.33                 6.87

           20                 65.26                 5.51

           25                 55.76                 4.71

           30                 49.53                 4.18


                        OPTION C - PAYMENT OF LIFE INCOME

                     MONTHLY PAYMENTS PER $1,000 OF PROCEEDS

                     MALE                              FEMALE                            UNISEX
 AGE   10 YEARS   15 YEARS    20 YEARS   10 YEARS    15 YEARS   20 YEARS    10 YEARS   15 YEARS   20 YEARS
       GUARANTEED GUARANTEED GUARANTEED  GUARANTEED GUARANTEED  GUARANTEED GUARANTEED  GUARANTEED GUARANTEED
-------------------------------------------------------------------------------------------------------------
  55      4.45       4.38       4.27        4.16       4.12        4.06       4.30        4.25       4.16
  56      4.54       4.46       4.33        4.24       4.19        4.12       4.39        4.32       4.22
  57      4.63       4.54       4.39        4.32       4.27        4.19       4.47        4.40       4.29
  58      4.73       4.62       4.46        4.40       4.34        4.25       4.56        4.48       4.35
  59      4.83       4.70       4.52        4.49       4.42        4.32       4.65        4.56       4.42
  60      4.93       4.79       4.59        4.58       4.51        4.39       4.75        4.65       4.49

  61      5.05       4.88       4.66        4.68       4.59        4.46       4.86        4.74       4.55
  62      5.16       4.98       4.72        4.79       4.68        4.53       4.97        4.83       4.62
  63      5.29       5.08       4.79        4.90       4.78        4.60       5.08        4.92       4.69
  64      5.42       5.17       4.85        5.01       4.88        4.67       5.21        5.02       4.76
  65      5.55       5.27       4.91        5.14       4.98        4.75       5.34        5.12       4.83

  66      5.69       5.38       4.97        5.26       5.08        4.82       5.47        5.23       4.89
  67      5.84       5.48       5.03        5.40       5.19        4.89       5.61        5.33       4.96
  68      5.99       5.58       5.09        5.55       5.30        4.95       5.76        5.44       5.02
  69      6.15       5.68       5.14        5.70       5.41        5.02       5.91        5.54       5.08
  70      6.31       5.78       5.19        5.86       5.53        5.08       6.07        5.65       5.13

  71      6.47       5.88       5.23        6.02       5.64        5.14       6.24        5.75       5.19
  72      6.64       5.97       5.27        6.20       5.75        5.19       6.41        5.86       5.23
  73      6.81       6.07       5.31        6.38       5.86        5.24       6.59        5.96       5.28
  74      6.99       6.15       5.34        6.57       5.97        5.29       6.77        6.06       5.31
  75      7.16       6.24       5.37        6.76       6.08        5.33       6.95        6.15       5.35

                        NONPARTICIPATING FLEXIBLE PREMIUM
                         VARIABLE LIFE INSURANCE POLICY

            If you have any questions concerning this policy or if anyone suggests that you change or replace this policy, please contact your Farm Bureau Life agent or our Home Office. [515-225-5400]

FARM BUREAU LIFE INSURANCE COMPANY
5400 UNIVERSITY AVENUE
WEST DES MOINES, IOWA 50266-5997